PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 14, 2007	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS FOURTH
QUARTER AND ANNUAL 2006 RESULTS

Dynex Capital, Inc. (NYSE: DX) today reported net income for fourth quarter 2006 of $2.3 million, compared to net income of $955 thousand for fourth quarter 2005. Net income to common shareholders for the fourth quarter of 2006 was $1.3 million, or $0.11 per common share, versus a net loss of $382 thousand, or $0.03 per common share, in the same period of 2005. For the full year ended December 31, 2006, the Company reported net income of $4.9 million, or $865 thousand after consideration of preferred stock dividends, versus net income of $9.6 million, or $4.2 million after consideration of preferred stock dividends, for the same period in 2005. Net income per common share was $0.07 for all of 2006 and $0.35 for all of 2005.

Book value per common share, which is derived by subtracting the Series D Preferred Stock redemption value from total shareholders’ equity, was $7.78 at December 31, 2006 versus $7.65 at the end of 2005. The Company also reported adjusted common equity book value of $98.7 million, or $8.13 per common share, at the end of 2006. Adjusted common equity book value consists of common equity book value, adjusted to include certain investments, net of associated financing, at their estimated fair values, based on anticipated cash flows from these investments discounted at estimated market rates. A reconciliation of the adjustments to common equity book value and adjusted common equity book value per share is included in this press release.

The Company has scheduled a conference call for Friday, February 16, 2007, at 1:30 p.m. Eastern Time to discuss fourth quarter and full year results. Investors may participate in the call by dialing (888) 568-1647.

Discussion

Thomas B. Akin, Chairman of the Company, stated, “We are quite pleased with our results for 2006, both from an earnings point of view and how we have positioned the Company going forward. We entered into a joint venture with Deutsche Bank in 2006, and we recently hired Sandler O’Neill to expand our access to investment opportunities. We are hopeful that we will begin seeing results from these efforts in 2007. We also continued to enhance our financial position, and we now have $68 million in readily available, investable capital. Finally, we completed a partial redemption of our preferred stock which enhanced returns to our common shareholders during the year in lieu of reinvesting that capital.”

Mr. Akin continued, “With respect to our fourth quarter results, net interest income was a respectable $3.1 million, and excluding one-time income from a commercial loan prepayment, that equates to an approximate 8% yield on our book equity capital. Including the earnings from our joint venture with Deutsche Bank, the yield on our book capital was 10% before expenses and the preferred stock dividend. Our objective for 2007 will be to move that yield higher as we redeploy our cash. In terms of our overall risk profile, credit performance on our investment portfolio continues to remain excellent, and I am pleased to state that, as of the date of this release, we have no remaining delinquent commercial loans in our balance sheet, and only one loan, with a principal balance of $1.4 million, is delinquent in our joint venture entity with Deutsche Bank. Our assets and liabilities are carried at nominal premiums to their principal balances, mitigating prepayment risk, and our investment assets have minimal interest rate risk.”

Mr. Akin concluded, “We are optimistic that 2007 will ultimately provide acceptable investment opportunities for the Company, with the assistance of Sandler O’Neill, enabling us to begin the process of utilizing our substantial tax net operating loss carryforward to grow book value per common share. Recent negative news around the mortgage market suggests that there may be buying opportunities for mortgage assets at reasonable prices in the future. We continue to review investment opportunities in mortgage assets and operations, but will look outside these investments for opportunities to strategically invest our capital with partners who bring complimentary expertise to the Company. The goal will be to diversify our investment portfolio, with an overall expectation that new capital investments for the Company will have acceptable returns relative to the risk involved in owning these assets.”

Discussion of Fourth Quarter Financial Results

Net income for the fourth quarter included net interest income of $3.1 million, versus $2.1 million for the same period in 2005. Net interest income for the fourth quarter included $455 thousand of favorable level yield adjustments from a commercial loan prepayment. Net interest spread for the quarter was 1.76%, consisting of the weighted-average yield on average earning assets of 8.04%, less the weighted-average cost of funds of 6.28%. Excluding the favorable level yield adjustment of $455 thousand, net interest spread was 1.20%. Net interest spread for the same period in 2005 was a negative 0.17%, and it was 0.65% for the third quarter of 2006. Net interest spread for the fourth quarter improved as a result of the derecognition of lower yielding commercial assets which were contributed to the joint venture, higher yields on cash balances, and higher net interest spreads on LIBOR based adjustable rate assets as these assets have reset to higher rates while rates on associated LIBOR based financing has remained constant. Net interest spread for all of 2006 was 0.39%, versus 0.26% for 2005. Net yield on average interest earning assets, which consists of net interest income divided by average interest earning assets, was 3.30% for the fourth quarter of 2006, and 1.86% for the full year.

Net income for the fourth quarter included $809 thousand in earnings from the joint venture with Deutsche Bank, and a loss on sale of investments of $409 thousand. The earnings from the joint venture included $269 thousand related to a favorable mark-to-market adjustment on a derivative owned by the joint venture. General and administrative expenses were $1.0 million during the fourth quarter of 2006 which were flat when compared to the third quarter. General and administrative expenses were $4.5 million for the year, versus $5.7 million for 2005.

Balance Sheet Discussion

Total assets at December 31, 2006, were $466.6 million versus $806.0 million at December 31, 2005. Investment assets were $403.6 million versus $756.4 million at December 31, 2005, and $421.6 million at September 30, 2006. Investment assets consisted of $132.5 million in single-family mortgage loans and securities, the majority of which are securitized, floating rate and financed with floating rate liabilities, and $229.4 million in fixed-rate commercial mortgage loans, which are also predominantly securitized and financed with fixed-rate liabilities and equity. The declines in investment assets from 2005 to 2006 are due principally to assets contributed to the joint venture with Deutsche Bank at its inception, as well as loan repayments and prepayments. As previously reported, in connection with the initial formation of the joint venture, the Company contributed its interests in $279.0 million of securitized finance receivables (backed by commercial mortgage loans) which had been pledged to a trust and which secured $254.5 million in securitization financing. The Company also agreed to remit to the joint venture cash flows that it will receive in the future on additional securitized finance receivables with a current carrying balance of $177.2 million (also backed by commercial mortgage loans), which collateralizes securitization financing with a current carrying balance of $159.0 million, and recorded an “obligation under payment agreement” with a current balance of $16.3 million to reflect this commitment. The Company believes that it has largely completed its efforts to diversify its investment portfolio and does not anticipate selling any additional investments for the foreseeable future. Non-recourse securitization financing, and repurchase agreements secured by securitization financing, decreased for the same reasons as the associated assets.

At the end of 2006, the Company had immediately available capital for reinvestment of $68 million, consisting of cash and cash equivalents of $57 million, and additional repurchase agreement borrowing capacity of $11 million for currently unencumbered liquid securities, and excluding $38 million in cash in the joint venture with Deutsche Bank. At the end of 2005, the Company had immediately available capital for reinvestment of $60.1 million.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, availability of suitable reinvestment opportunities, defaults by borrowers, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$56,880	$45,235
Other assets	6,111	4,332
	62,991	49,567
Investments:
Securitized finance receivables	346,304	722,152
Securities	13,143	24,908
Investment in joint venture	37,388	-
Other investments	2,802	4,067
Other loans	3,929	5,282
	403,566	756,409
	$466,557	$805,976

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Non-recourse securitization financing	$211,564	$516,578
Repurchase agreements secured by securitization financing	95,978	133,104
Obligation under payment agreement	16,299	-
Other liabilities	6,178	6,960
	330,019	656,642

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	55,666
Common stock	121	122
Additional paid-in capital	366,637	366,903
Accumulated other comprehensive income	663	140
Accumulated deficit	(272,632)	(273,497)
	136,538	149,334
	$466,557	$805,976

Book value per common share	$7.78	$7.65

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Interest income	$8,491	$16,092	$50,449	$74,395
Interest and related expense	(5,404)	(14,006)	(39,362)	(62,506)
Net interest income	3,087	2,086	11,087	11,889

(Provision for) recapture of loan losses	(37)	(1,233)	15	(5,780)

Net interest income after provision for loan losses	3,050	853	11,102	6,109

Equity in loss of joint venture	809	-	(852)	-
Loss on capitalization of joint venture	-	-	(1,194)	-
(Loss) gain on sale of investments, net	(409)	(193)	(183)	9,609
Impairment charges	(60)	(215)	(60)	(2,474)
Other income (expense)	(45)	1,691	617	2,022
General and administrative expenses	(1,048)	(1,181)	(4,521)	(5,681)

Net income	2,297	955	4,909	9,585
Preferred stock charge	(1,003)	(1,337)	(4,044)	(5,347)

Net income (loss) to common shareholders	$1,294	$(382)	$865	$4,238

Change in net unrealized gain(loss) during the period on:
Investments classified as available-for-sale	223	178	523	(4,286)
Hedge instruments	-	4	-	609
Comprehensive income	$2,520	$1,137	$5,432	$5,908

Net income (loss) per common share
Basic and diluted	$0.11	$(0.03)	$0.07	$0.35

Weighted average number of common shares outstanding:
Basic and diluted	12,131,262	12,163,391	12,140,452	12,162,951

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
December 31, 2006
(Thousands except share data)
(unaudited)

Shareholders' equity	$136,538

Less: Preferred stock redemption value	(42,215)

Common equity book value	94,323

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	4,427
Other mortgage loans	776
Investment in joint venture	(867)

Adjusted common equity book value	$98,659

Adjusted book value per common share	$8.13